Prospectus Supplement No. 5 (To Prospectus dated August 22, 2006)	Filed Pursuant to Rule 424(b)(3) and Rule 424(b)(7) Registration Number 333-136819
$143,750,000
QUANTA SERVICES, INC.
3.75% Convertible Subordinated Notes Due 2026
and the Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by selling security holders of our 3.75% Convertible Subordinated Notes Due 2026 and the shares of our common stock issuable upon conversion of the notes.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the original prospectus dated August 22, 2006, Supplement No. 1 to such prospectus dated August 31, 2006, Supplement No. 2 to such prospectus dated September 14, 2006, Supplement No. 3 to such prospectus dated September 28, 2006 and Supplement No. 4 to such prospectus dated November 1, 2006. The terms of the notes are set forth in the original prospectus.
Investing in these securities involves risks. See “Risk Factors” beginning on page 10 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the shares of common stock issuable upon conversion of the notes or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 11, 2007.

SELLING SECURITY HOLDERS
     The information in the table appearing under the heading “Selling Security Holders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below. This information was furnished to us by the selling security holders listed below on or before January 10, 2007.
     Based on information provided by the selling security holders, none of the selling security holders has held any position or office or has had any material relationship with us within the past three years.

	Principal		Shares of		Shares of
	Amount of		Common		Common
	Notes		Stock	Shares of	Stock	Percentage
	Beneficially	Percentage	Beneficially	Common	Beneficially	of Common
	Owned and	of Notes	Owned Prior	Stock	Owned After	Stock
Name	Offered	Outstanding	Offering	Offered	Offering	Outstanding

Nicholas Applegate Capital Management U.S. Convertible Mutual Fund(1)	$870,000	*	38,822	38,822	___	___

*	Less than one percent
     (1) Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer. As the investment adviser, Nicholas-Applegate has voting and dispositive power over the securities held by this security holder. Horacio A. Valeiras, in his capacity as the Chief Investment Officer of Nicholas-Applegate, has oversight authority over all portfolio managers of Nicholas-Applegate.